Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael J. Zugay Sr. Vice President & CFO 412-787-9590 mzugay@igate.com

iGATE Corporation Reports

a 300% Increase in 2007 First-Quarter Net Income

iGS Offshore Subsidiary Revenue Increases 25%;

and Gross Margin Improves 480 basis points

PITTSBURGH, PENNSYLVANIA – April 26, 2007 – iGATE Corporation, (Nasdaq:IGTE), a global provider of IT and BPO services, today announced its first-quarter 2007 financial results for the period ended March 31, 2007.

First-Quarter Highlights

•

Consolidated net income increased 300% to $4.3 million from $1.1 million last year, but declined from the previous quarter due to a $2.5 million restructuring charge recovery recorded in the prior quarter. On an adjusted basis, consolidated net income increased 9% from the previous quarter.

•	Consolidated revenues increased 11% to $75.3 million from $67.7 million last year and increased 1% from $74.6 million in the previous quarter.

•

iGATE Global Solutions (“iGS”), the Company’s offshore subsidiary, reported record first-quarter revenue of $47.9 million, an increase of 25% year-over-year and 1% from the previous quarter. This represents the ninth consecutive quarter of year-over-year revenue growth.

•	iGS gross margin improved to 32%, 480 basis points higher than last year and 130 basis points higher than the previous quarter.

•	iGS added six new clients, four of which are Global 2000 companies.

•	RPOworldwide, iGATE’s offshore-based recruitment process outsourcing subsidiary, opened a new global recruitment center in Costa Rica.

First-Quarter Results

Revenues:

Consolidated revenues of $75.3 million increased 11.2% from the same period last year and increased 1.0% from the previous quarter. The year-over-year revenue improvement was due to higher revenues at iGS, partially offset by lower revenues at its iGATE Professional Services segment (“iPS”). The sequential quarter revenue improvement was due to slightly higher revenues in both business segments.

iGS revenues reached an all-time high of $47.9 million, increasing 25.1% from $38.3 million in the same quarter last year and 1.0% from $47.4 million in the previous quarter. The revenue increase was due largely to higher offshore billing volumes as projects for clients added during the past several years continued to expand. The modest sequential revenue growth was due primarily to a sharp decline in the company’s mortgage industry loan origination business, and the transition of additional projects offshore at lower billing rates. The Company’s mortgage related business represents approximately 6% of its consolidated revenues. Revenue generated from non-mortgage related sectors and new ERP, data warehousing, and software testing service offerings improved during the quarter.

iPS revenues for the quarter declined to $27.0 million from $29.0 million in the same period last year, but improved slightly from $26.8 million in the previous quarter. The year-over-year revenue decline was due primarily to the completion of a major project, partially offset by higher average billing rates and new revenues from the company’s growing RPOworldwide subsidiary.

Gross Margin:

Consolidated gross profit margin increased to 28.7% from 25.4% in the same period last year and from 28.1% in the previous quarter. The improvement was due to significantly higher gross profit margins from iGS.

iGS’s gross profit margin for the first quarter increased to 32.0% from 27.2% in the same period last year and from 30.7% in the previous quarter. This improvement was due primarily to the transition of additional client projects to more profitable offshore work, higher average billing rates and volumes, and the continuing growth in higher value services.

iPS gross profit margin for the quarter was 22.6%, equivalent to the same period last year, but a slight decline from the 23.5% reported in the previous quarter. The decline was primarily due to slightly lower utilization rates in the first quarter and somewhat lower profits levels on recently booked business.

SG&A:

Selling, general and administrative (SG&A) expense increased to $17.4 million from $16.9 million in the same period last year, but declined from $17.7 million in the previous quarter. As a percentage of revenues, SG&A decreased to 23.1%, its lowest level in more than seven years. SG&A expense as a percentage of revenue was 24.9% in the same period last year and 23.8% in the previous quarter. This improvement was the result of continued discretionary cost containment practices throughout the Company.

iGS’s SG&A expense declined to 23.0% of revenues from 27.1% in the same period last year and 23.5% in the previous quarter. This improvement was due primarily to higher revenues and continued cost containment, partially offset by additional administrative staff positions necessary to support the subsidiary’s human resources and employee recruitment efforts.

iPS’s SG&A expense for the quarter increased to 14.6% of revenues from 13.1% in the same period last year and from 14.5% in the previous quarter. The increase was due primarily to the lower year-over-year revenue levels, a $0.2 million increase in the cost estimate to settle a prior lawsuit, and incremental start-up costs associated with RPOworldwide.

Operating Income:

Consolidated income from operations improved significantly to $4.2 million from $0.3 million in the same period last year, but declined from $5.7 million in the previous quarter because the previous quarter included a $2.5 million restructuring charge recovery. On an adjusted basis, first-quarter operating income increased more than 31% compared with the previous quarter. The improvement was the direct result of higher operating income at iGS.

iGS’s income from operations for the quarter increased to $4.3 million from $0.1 million in the same period last year, but declined from the prior quarter due to the previously discussed $2.5 million restructuring charge recovery. The significant improvement in the segment’s income from operations was due to higher gross profit margins and tight control of discretionary costs.

iPS’s income from operations declined modestly to $2.2 million from $2.4 million in the sequential quarter and from $2.8 million in the same period last year. The decline was due primarily to the completion of a major project, higher costs from the previously mentioned lawsuit and incremental subsidiary start-up costs.

Net Income:

Net income increased nearly 300% to $4.3 million, or $0.08 per diluted share, compared with net income of $1.1 million, or $0.02 per diluted share, in the same period last year. Net income declined from $6.5 million, or $0.12 per diluted share reported in the sequential quarter, due to the previously mentioned $2.5 million restructuring charge recovery recorded in last year’s fourth quarter. On an adjusted basis, first-quarter net income improved 9% from the previous quarter. The net income improvement was due to somewhat higher revenues, increased gross margins at iGS and the continued containment of discretionary costs.

Management Comments:

“We are pleased to report another consecutive quarter of strong year-over-year profit improvement,” stated Sunil Wadhwani, Chief Executive Officer and Co-Founder of iGATE Corporation. “As expected, gross profit margins at our iGS subsidiary improved significantly during the quarter, while billing volumes and average billing rates also increased. We are very pleased with the continuing growth of our ERP, data warehousing, testing, and consulting service offerings.”

“The fundamental demand for our services remains strong even though we have a limited exposure to the softening U.S. mortgage industry,” continued Mr. Wadhwani. “We were pleased with the strong year-over-year revenue growth at our iGS subsidiary, and that we realized sequential revenue growth despite the decline in mortgage origination related revenues. We estimate that our direct mortgage industry exposure is limited to approximately 6% of our annual consolidated revenues.”

Ashok Trivedi, President and Co-Founder of iGATE Corporation stated, “Although we are very encouraged by the recent trends at our iGS subsidiary and the robust industry growth expectations, recruiting employees in a very competitive environment remains a challenge. We believe that this segment of our business will also have to consistently add large global customers in order to sustain its growth.”

Operating Segment Highlights

iGATE Global Solutions (iGS)

•	First-quarter revenues reached an all-time high of $47.9 million, increasing 25.1% from $38.3 million in last year’s first quarter and 1.0% from $47.4 million in the previous quarter.

•	First-quarter gross margins increased significantly to 32.0% from 27.2% in last year’s first quarter and from 30.7% in the previous quarter.

•	Six new clients were added during the quarter, including four Global 2000 companies.

•	Offshore/onsite billing volume ratio improved to an all-time high of 75:25 compared with 73:27 in the previous quarter.

•	Offshore revenues contributed 47.5% to total first quarter IT services revenue compared with 46.3% in the previous quarter.

•	Added a net 124 employees during the first quarter including 95 billable employees. As of March 31, 2007, total employees at iGS were 5,945.

iGATE Professional Services (iPS)

•

First-quarter revenues declined to $27.0 million from $29.0 million in the same quarter last year and improved slightly from $26.8 million in the previous quarter. The decline was the result of the completion of a major project, partially offset by higher average billing rates and incremental revenue contributions from the growing RPOworldwide subsidiary.

•	First-quarter gross margin of 22.6% was equivalent to the same period last year, but declined from 23.5% in the previous quarter.

Cash Flow & Balance Sheet

Consolidated net cash flow provided from operations for the first quarter ended March 31, 2007, improved to $5.2 million compared with $0.2 million in the same period last year.

Depreciation and amortization expense was $2.7 million in the first quarter and capital expenditures were $3.2 million.

The Company continues to maintain a strong balance sheet. At March 31, 2007, the Company had $87.1 million in cash and short-term investments and no outstanding borrowings.

Days sales outstanding (DSO) increased to 69 days at the end of March 2007 from 67 days at the end of December 2006.

Outlook

“Our client relationships continue to strengthen and projects and services with many of the clients added during the past several years continue to expand,” said Mr. Wadhwani. “iGS currently has 29 clients producing $1.0 million or more in annual revenue compared with 19 one year ago.”

“Although the majority of industry sectors that we serve remain strong, we expect revenues generated from our mortgage industry services to remain significantly weak until the U.S. housing market begins to recover. The weakness in the U.S. mortgage industry will temper our near-term revenue growth rate, but we expect to partially offset this weakness as our new service offerings at iGS continue to gain traction.”

“During the upcoming second quarter, we will implement our annual wage increase at iGS and expect average salary increases of 15% for offshore and 2% for onsite employees. This will cause a temporary drop in our gross and net margins, as happens every year in the second quarter.”

“Despite the soft mortgage market, we remain confident that consolidated revenues and operating income, excluding any unusual items, for 2007 will exceed last year’s levels,” continued Mr. Wadhwani. “Similar to last year, we expect gross profit margins to gradually improve during the second half of 2007. We believe that, as U.S. economic growth slows, companies will more aggressively focus on permanent strategies to further reduce their operating cost structures, which bodes well for our service offerings and long-term growth prospects.”

Conference Call

iGATE will host a telephone conference call to discuss the company’s first-quarter financial results on Thursday, April 26, 2007 at 11:30 a.m. ET. A live webcast of this conference call will be available on the company’s website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through May 3, 2007.

About iGATE Corporation

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The company services more than 300 clients across five continents. Clients rely on iGATE because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006.

iGate Corporation

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	Three Months ended
	March 31, 2007	March 31, 2006
Revenues	$75,281	$67,696
Cost of revenues	53,694	50,514

Gross margin	21,587	17,182
Selling, general and administrative	17,368	16,882

Income from operations	4,219	300
Other income, net	1,506	1,431
Minority interest	(895)	(145)
Equity in income of affiliated companies	49	65

Income before income taxes	4,879	1,651
Income tax expense	552	568

Net income	$4,327	$1,083

Net earnings per common share, Basic:	$0.08	$0.02

Net earnings per common share, Diluted:	$0.08	$0.02

Weighted average common shares outstanding, Basic	53,072	52,841

Weighted average dilutive common equivalent shares outstanding	53,633	53,151

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	March 31, 2007 (unaudited)	December 31, 2006 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$51,265	$52,154
Short term investments	35,787	31,826
Accounts receivable, net	57,732	53,378
Prepaid and other current assets	6,934	7,700
Prepaid income taxes	77	380
Deferred income taxes	1,051	1,111

Total current assets	152,846	146,549

Investments in unconsolidated affiliates	1,479	1,398
Land, building, equipment and leasehold improvements, net	31,452	29,867
Goodwill	11,277	11,014
Intangible assets, net	1,677	1,946

Total assets	$198,731	$190,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,926	$4,997
Accrued payroll and related costs	17,074	17,966
Accrued income taxes	569	646
Other accrued liabilities	10,046	8,591
Restructuring reserve	366	497
Deferred revenue	89	465

Total current liabilities	33,070	33,162

Other long term liabilities	461	406
Deferred income taxes	9,280	9,483

Total liabilities	42,811	43,051

Minority interest	15,892	14,372

Shareholders’ equity:
Common Stock, par value $0.01 per share	541	540
Additional paid-in capital	169,167	167,626
Retained deficit	(17,284)	(21,037)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	2,318	936

Total shareholders’ equity	140,028	133,351

Total liabilities and shareholders’ equity	$198,731	$190,774

Three Months Ended March 31, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$47,869	$27,048	$364	$75,281
Cost of revenues	32,534	20,940	220	53,694

Gross margin	15,335	6,108	144	21,587
Selling, general and administrative	11,017	3,936	2,415	17,368

Income (loss) from operations	$4,318	$2,172	(2,271)	4,219

Other income, net			1,506	1,506
Minority interest			(895)	(895)
Equity in income of affiliated companies			49	49

(Loss) income before income taxes			$(1,611)	$4,879

Three Months Ended March 31, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$38,258	$29,007	$431	$67,696
Cost of revenues	27,837	22,460	217	50,514

Gross margin	10,421	6,547	214	17,182
Selling, general and administrative	10,357	3,793	2,732	16,882

Income (loss) from operations	$64	$2,754	(2,518)	300

Other income, net			1,431	1,431
Minority interest			(145)	(145)
Equity in income of affiliated companies			65	65

(Loss) income before income taxes			$(1,167)	$1,651

Three Months Ended December 31, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$47,448	$26,808	$360	$74,616
Cost of revenues	32,885	20,519	248	53,652

Gross margin	14,563	6,289	112	20,964
Selling, general and administrative	11,161	3,891	2,697	17,749
Restructuring recovery	(2,507)	—	—	(2,507)

Income (loss) from operations	$5,909	$2,398	(2,585)	5,722

Other income, net			1,984	1,984
Minority interest			(764)	(764)
Gain on venture investments and affiliated companies			44	44
Equity in income of affiliated companies			51	51

(Loss) income before income taxes			$(1,270)	$7,037